EXHIBIT 10.1

September 15, 2021
Robert Julian
Via Email:

Re. Offer of Employment

Dear Robert:

Congratulations and welcome to The RealReal (TRR) team! We are excited to offer you the full-time, exempt position of Chief Financial Officer working from San Francisco and reporting to Julie Wainwright. This offer is contingent on successful clearance of your completed background check and receipt of proof of authorization to work in the United States.

Your anticipated start date is October 1, 2021. You will be expected to be present at the office during regular business hours. You will be expected to perform the duties and responsibilities of the position and other reasonable duties and responsibilities as may be assigned to you from time to time. You agree to devote your full time and best efforts to the performance of your duties at TRR and you agree, during your employment with TRR, not to directly or indirectly engage or participate in any other employment, occupation, or other activities which may conflict with your obligations to TRR or the best interests of TRR.

Base Compensation. We are offering you starting base salary at the annual rate of $425,000, less applicable withholdings and deductions. Wages are paid bi-weekly in accordance with TRR’s normal payroll procedures.

Discretionary Bonus. You will be eligible to participate in the TheRealReal, Inc. Discretionary Bonus Plan (the “Bonus Plan”), as it may be amended from time to time. The Bonus Plan provides you with the opportunity to earn a discretionary incentive bonus expressed as a percentage of your salary for the relevant period (annual), which amount may be adjusted based on company and/or individual performance. Determination of bonuses is at the sole and absolute discretion of TRR, as more fully described in the Bonus Plan. TRR will communicate your target bonus and any applicable performance goals in advance of the applicable bonus period. Your initial bonus target will be set at 50% of your base salary. Pursuant to the Bonus Plan, your bonus opportunity in the first period will be pro-rated to account for your start date, and payment of any bonus is generally subject to your continuous employment through the date of payment (except as otherwise provided by applicable law). TRR may modify the Bonus Plan at any time and in its sole discretion. Bonus payments are subject to supplemental income tax

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withholding. In the event of any conflict between this letter and the Bonus Plan, the terms of the Bonus Plan shall control.
Benefits. You will also be eligible to receive employee benefits (medical, dental, Discretionary Time Off), according to the terms of the applicable Company policy or benefit plan, as the same may be amended from time to time.
Equity Compensation. In addition, if you accept this role, TRR will recommend that the Compensation Committee of the Board of Directors of TRR (“Committee”) grant you an equity award of 575,000 Restricted Stock Units (“RSUs”). All awards are subject to review and approval by the Committee. RSUs will be subject to the terms and conditions of TRR’s 2019 Equity Incentive Plan and the applicable RSU award agreement. Subject to Committee approval, thirty-five percent of the RSUs will vest twelve (12) months after vesting begins on your start date, while the remaining shares will vest quarterly over twelve (12) calendar quarters thereafter in equal amounts, according to the schedule set and approved by the Committee, provided that you remain continuously employed with TRR through each applicable vesting date. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

Recoverable Relocation Bonus. You will also be paid a one-time relocation bonus of $500,000.00 (“Relocation Bonus”). The Relocation Bonus will be paid on the first regularly scheduled pay date following your first 30 days of your start date, less applicable withholdings and deductions. Should you resign from the Company or be terminated for Cause within twelve (12) months of your start date, you agree to repay the entire amount of the Relocation Bonus within thirty (30) days after the end of your employment, without the necessity of any demand from the Company. You further agree, to the maximum extent permitted by law that Company shall be able to recover any legal fees incurred to recover these funds, should the company prevail in such matter before an arbitrator or court of competent jurisdiction, to the maximum extent permitted by law. For purposes of this letter, “Cause” shall mean (A) your failure to perform your assigned duties or responsibilities (other than a failure resulting from you disability) after written notice thereof from TRR describing your failure to perform such duties or responsibilities; (B) your act, or failure to act, that was performed in bad faith and to the detriment of TRR or any of its affiliates; (C) your engaging in any act of dishonesty, disloyalty to TRR or any of its affiliates, embezzlement, fraud, breach of trust or misrepresentation; (D) your violation of any law or regulation applicable to the business of TRR or any of its affiliates; (E) your breach of any confidentiality agreement or invention assignment agreement between you and TRR (or any affiliate of TRR); or (F) your admission or conviction of, or entering a plea of guilty or nolo contendere to, any crime or your commission of any act of moral turpitude.

Recoverable Sign-On Bonus. You     will also be paid a one-time sign-on bonus of $1,000,000.00 (“Sign-On Bonus”). The Sign-On Bonus will be paid calendar quarterly in four equal payments over the first twelve (12) months of your start date, less applicable withholdings and deductions. Should you resign from the Company or be terminated for Cause within twelve (12) months of your start date, you agree to repay the entire amount of the Sign-On Bonus within thirty (30) days after the end of your employment, without the necessity of any demand from the Company. Should you later resign from the Company or be terminated for Cause within twenty-four (24) months of your start date, you agree to repay 50% of the Sign-On Bonus within thirty (30) days after the end of your employment. You further agree, to the maximum extent permitted by law that Company shall be able to recover any legal fees incurred to recover these funds, should the company prevail in such matter before an arbitrator or court of competent jurisdiction, to the maximum extent permitted by law.
No conflicts. By signing below, you agree that there is no lawful reason to prevent you from accepting a position with TRR. We also ask that, if you have not already done so, you disclose to TRR any and all agreements relating to your prior employment that may affect your eligibility to be employed by TRR or limit the manner in which you may be employed. It is TRR’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree not to bring any third-party confidential information to TRR, including that of your former employer, and confirm and agree that in performing your duties for TRR you will not in any way utilize any such information.
Company Policies. As a TRR Company employee, you will be expected to abide by TRR’s rules and policies. Specifically, you will be required on your first day to sign an acknowledgment that you have received, read and that you understand TRR’s rules of conduct which are included in TRR Employee Handbook. Company policies may change from time to time in accordance with applicable laws and in TRR’s sole discretion.
Proprietary Information/Nondisclosure/Non-solicitation of Employees/Mutual Arbitration. As a condition of your employment you will be required to sign and return the enclosed At-Will Employment, Confidential Information, and Invention Assignment Agreement and the Mutual Arbitration Assignment prior to your start date, and which require, among other provisions, the assignment of patent rights to any invention made during your employment at TRR, and non-disclosure of Company proprietary information. By your signature below, you acknowledge that nothing in this letter or in any policy or agreement with TRR shall be construed or applied to prohibit or limit you (or your attorney) from initiating communications directly with, responding to any inquiry from, volunteering information (including confidential information) to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding any reporting of, investigation into, or proceeding concerning suspected violations of law. You further acknowledge that you are not required to advise or seek permission from TRR before engaging in any such activity, but that, in connection with any such activity, you must inform such authority that the information provided is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you learn during the course of employment with TRR that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine, as TRR does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
Also, as a condition of your employment and as set forth more fully in the enclosed At-Will Employment, Confidential Information, and Invention Assignment Agreement, you

agree for one year after the termination of your employment, you will not solicit TRR’s clients or employees.

At-Will Employment. Your employment is at-will, which means that either TRR or you can terminate your employment at any time with or without notice and with or without cause. Consistent with the at-will nature of your employment, TRR may in its sole discretion modify job titles, salaries and benefits from time to time in accordance with applicable laws.
Conditions to Employment. Your job offer is contingent upon a satisfactory background investigation and/or reference checks, in accordance with applicable law. Also, you will need to provide to us evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.
Severability/Construction. To the extent any provision of this Offer Letter or application of it to any person, place, or circumstance shall be determined to be invalid, unlawful or otherwise unenforceable, in whole or in part, the remainder of the Offer Letter shall remain in full force and effect, and this agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible.
Acceptance of Offer. To accept TRR’s offer, please sign and date this letter in the space provided below, together with the enclosures, and return them to Zaina Orbai no later than Thursday, September 16th.
Entire Agreement. This letter, together with the enclosed At-Will Employment, Confidential Information, and Invention Assignment Agreement and Mutual Arbitration Agreement, sets forth the terms of your employment with TRR and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter and the at-will nature of your employment may not be modified or amended except by a written agreement signed by the Chief Executive Officer of TRR and you. This offer of employment will terminate if it is not accepted, signed and returned by Thursday, September 16th.
Once again, congratulations and we look forward to you joining The RealReal.

Sincerely,

Julie Wainwright
Chief Executive Officer

Agreed to and accepted: Signature:
Printed Name:

Date:        ____________________________________
Enclosures: Duplicate Original Letter; At-Will Employment, Confidential Information, and Invention Assignment Agreement; Mutual Arbitration Agreement